Exhibit 10.1

UNITED COMMUNITY FINANCIAL CORP.

2017 ANNUAL INCENTIVE PLAN AWARD AGREEMENT

This 2017 Annual Incentive Plan Award Agreement (this “Agreement”) is made and entered into as of [Date], (the “Grant Date”) by and between United Community Financial Corp. (the “Company”) and [Name] (the “Grantee”).

WHEREAS, the Company has adopted the United Community Financial Corp. 2015 Long Term Incentive Plan (the “Plan”) pursuant to which cash may be granted. Capitalized terms that are used but not defined herein have the meanings ascribed to such terms in the Plan;

WHEREAS, the Plan provides for Annual Bonus Awards;

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Annual Bonus Award provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Target Award and Form of Payout.

The Company hereby grants to the Grantee a target award as further set forth in Statement of Award attached hereto as Exhibit A and incorporated herein by reference (the “Target Award”). Following the end of the calendar year, the Committee will certify performance results based on the results determined under the Corporate Performance Payout Table below and the level of achievement of the Grantee’s personal performance goals. The allocation of the Target Award between the Grantee’s personal goals and the Corporate Performance goals is set forth in the Statement of Award attached hereto as Exhibit A and incorporated herein by reference. Utilizing the Company’s performance results and the level of achievement of the Grantee’s personal performance goals as certified by the Committee, the Committee will determine the actual earned Target Award. The actual earned Target Award as determined and certified by the Committee is referred to in this Agreement as the “Actual Award.” Following the determination of the Actual Award, the Grantee shall receive a revised Statement of Award, setting forth the level of achievement of all goals and the amount of the Actual Award, which will be paid in cash (the “Cash Payment”) as soon as practicable, but not later than March 15, 2017.

The “Performance Period” shall be the period commencing on January 1, 2017, and ending on December 31, 2017.

2017 UCFC Long Term Incentive Plan-Annual Incentive Plan Award Agreement (NEO)

2. Performance Goals and Average Compensation.

The amount of the Actual Award earned by the Grantee for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals listed below and the personal performance goals of the Grantee, and the amount of the Grantee’s average base salary for the Performance Period. All determinations of whether Performance Goals have been achieved, the amount of the Actual Award earned by the Grantee, the adjustments attributed to changes in average base salary, and all other matters related to this Section 2 shall be made by the Committee in its sole discretion.

Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the amount of the Actual Award that the Grantee shall earn, if any, subject to compliance with the requirements of Section 3 (the date upon which the Committee certifies performance is referred to in this Agreement as the “Certification Date”). Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

As noted above, following the Certification Date, the Actual Award will be reflected on a Statement of Award, the form of which is attached hereto as Exhibit A.

Peer Group:

The Peer Group includes the following eighteen (18) organizations:

BankFinancial Corp (BFIN)	Independent Bank Corp. (IBCP)
Civista Bancshares, Inc. (CIVB)	Lakeland Financial Corporation (LKFN)
Farmers National Banc Corp (FMNB)	LCNB Bancorp Inc. (LCNB)
First Business Financial Services, Inc. (FBIZ)	Macatawa Bank Corp. (MCBC)
First Defiance Financial Corp. (FDEF)	Mercantile Bank Corp. (MBWM)
First Financial Corporation (THFF)	Mutualfirst Financial Inc. (MFSF)
First Mid-Illinois Bancshares (FMBH)	Peoples Bancorp Inc. (PEBO)
German American Bancorp Inc. (GABC)	QCR Holdings, Inc. (QCRH)
Horizon Bancorp. (HBNC)	Stock Yards Bancorp, Inc. (SYBT)

The Committee maintains discretion to amend, modify and replace one or more members of the Peer Group when events warrant, such as in the event that a Peer Group member ceases to be a reporting company or is acquired and in other similar circumstances. The Committee has approved two (2) replacement peers to be used as substitutes: Farmers & Merchants Bancorp (FMAO) and Old Second Bancorp, Inc. (OSBC).

Performance Measures, Weightings, Goals and Payout Calibration:

The Committee has identified five (5) financial performance measures that are aligned with the Company’s goals. Each of the five (5) performance measures has a weighting ranging from 15% to 35%. The Company’s results on one (1) of the five (5) measures will be evaluated relative to the peer group and the other measures (Net Income, Loan Growth, NPA Ratio and Deposit Growth) will be evaluated relative to the Board-approved annual budget compared to the performance goals or based upon actual results compared to the performance goals, all pursuant to the Performance Payout Table below.

The Performance-Payout Table describes the five (5) performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers, relative to budget or based upon actual results compared to the performance goal) and the goals for threshold performance, target performance and superior performance. Achievement of the threshold performance goal will result in 50% of the target payout, achievement of the target performance goal will result in 100% of target payout for the respective measure, and achievement of the superior performance goal will result in 150% of the target payout for the measure. Performance in between threshold and target, or between target and superior, will be interpolated.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	Vs.	Threshold	Target	Superior
Net Income ($ in 1,000)	35%	Budget	$20,500	$23,556	$25,250
Loan Growth	20%	Actual	6.0%	11.6%	13.9%
Average Customer Deposit Growth	15%	Actual	0.0%	2.0%	4.0%
Efficiency Ratio	15%	Peers	25th%ile	50th%ile	75th%ile
Non-Performing Assets	15%	Actual	1.20%	0.76%	0.50%

Payout for Performance Level (% of Target Opportunity):			50%	100%	150%

Definitions:

•	Net Income: GAAP Net Income, excluding extraordinary items;

•	Loan Growth: change in gross loans (including loans held for sale) from January 1 – December 31;

•	Average Customer Deposit Growth: total average customer deposits less brokered deposits;

•	Efficiency Ratio: operating expense divided by operating revenue; and

•	Non-Performing Assets: Total nonperforming loans plus other real estate owned divided by end of period total assets.

The Committee maintains flexibility and discretion amend, modify, terminate or otherwise adjust the Plan, as necessary, including, but not limited to, adjusting measure definitions, if such adjustments ensure a better comparison relative to the peer group and most appropriately reflect the goals of the AIP and the Company’s compensation philosophy.

3. Vesting.

(a) Vesting of the Cash Payment. Except as otherwise provided in this Agreement, the portion of the Actual Award that constitutes the Cash Payment shall be vested on the Certification Date provided the Grantee is employed by the Company on that date.

4. Termination of Continuous Service.

(a) Except as otherwise expressly provided in this Agreement, if the Grantee’s Continuous Service terminates for any reason at any time before any part of the Target or Actual Award has vested, the Grantee’s unvested Target or Actual Award shall be automatically forfeited upon such termination of Continuous Service, and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement. “Continuous Service” means that the Grantee’s service with the Company as an Employee is not terminated.

(b) Notwithstanding Section 4(a):

(i)	If the Grantee’s Continuous Service terminates before the Target Award has vested as a result of the Grantee’s death or Disability, the Target Award shall vest in accordance with Section 3 as if the Grantee’s Continuous Service had not terminated. The Cash Payment comprising the Actual Award shall be paid to the Grantee or Grantee’s estate or beneficiary(ies) as the case may be in accordance with Section 1; and

(ii)	If the Grantee’s Continuous Service terminates before the end of the Performance Period as a result of Retirement, termination by the Company without Cause, or termination by the Grantee for Good Reason, a pro rata portion of the unvested Target Award shall vest in proportion to the number of months, including any partial month, elapsed in the Performance Period. The Actual Award shall be determined on the Certification Date, and the Cash Payment comprising the Actual Award shall be paid in accordance with Section 1, subject to consideration of Section 409A (any Cash Payment issued is intended to comply with Section 409A).

(c) “Good Reason” means the definition of “Good Reason” set forth in the Grantee’s employment agreement, change in control and severance agreement or similar agreement, or in the absence thereof, “Good Reason” means:

(i)	a material reduction in the Grantee’s rate of base salary; or

(ii)	the Company changes by fifty (50) miles or more the principal location in which the Grantee is required to perform services; or

(iii)	the Company terminates, materially amends or materially restricts the Grantee’s participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which the Grantee is participating materially fail to provide him or her with a level of benefits provided in the aggregate by such plans prior to such termination or amendment; or

(iv)	the Company materially breaches the provisions of this Agreement.

A termination of the Grantee’s employment shall not be deemed to be for Good Reason unless (i) the Grantee gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Grantee’s termination occurs not later than ninety (90) days after such event or condition initially occurs or exists, in each case without the Grantee’s written consent.

5. Effect of a Change in Control. If there is a Change in Control during the Performance Period, the Target Award shall be earned and vested at Target levels on the effective date of the Change in Control and the amount of the Target Award shall be paid in cash no later than sixty (60) days following the effective date of the Change in Control.

6. Transferability. Subject to any exceptions set forth in this Agreement or the Plan, until vested, the Target or Actual Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Target or Actual Award or the rights relating thereto prior to vesting shall be wholly ineffective and, if any such attempt is made, the Target or Actual Award will be forfeited by the Grantee and all of the Grantee’s rights to such Target or Actual Award shall immediately terminate without any payment or consideration by the Company.

7. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.

8. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

9. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Ohio without regard to conflict of law principles.

10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

11. Target Award Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Target or Actual Award or the rights relating thereto may be transferred by will or the laws of descent or distribution.

13. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

14. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Target Award in this Agreement does not create any contractual right or other right to receive any Target Award or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

15. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Target Award, prospectively or retroactively; provided that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

16. Section 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.

17. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

18. No Impact on Other Benefits. Except as otherwise provided in a Grantee’s employment agreement, the value of the Grantee’s Target Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Target Award subject to all of the terms and conditions of the Plan and this Agreement.

21. Clawback. Notwithstanding any other provisions in this Agreement or the Plan, all payments made to the Grantee pursuant to this Agreement shall be subject to recovery, deduction or clawback (collectively, “Clawback”) under any applicable law, regulation, stock exchange listing requirement requiring Clawback and under the Company’s Compensation Adjustment and Recoupment Policy (adopted by the Board on March 17, 2015), as may be amended from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

United Community Financial Corp.

Name:	[Name]
Title:	[Title]

Name:	[Name]

EXHIBIT A

2017 ANNUAL INCENTIVE PLAN

STATEMENT OF AWARD

Grantee’s Name and Address:

[Name]
[Address]

Target Award:	$	( % of your base salary)

Corporate Performance %:	%
Personal Performance %:	%

Actual Award:

Award Date:

Corporate Performance %:	%
Personal Performance %:	%

Total Award (Cash Payment):	$

2017 UCFC Long Term Incentive Plan-Annual Incentive Plan Award Agreement (NEO)